Exhibit 10.21

Execution Copy

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Separation Agreement”) is entered into between USA Waste-Management Resources, LLC (the “Company”) and Barry H. Caldwell (the “Executive” and, together with the Company, the “parties”).

This Separation Agreement is binding upon, and extends to, the parties and their past and present officers, directors, employees, shareholders, parent corporations, subsidiaries, affiliates, partners, agents, representatives, heirs, executors, assigns, administrators, successors, predecessors, family members, d/b/a’s, assumed names, and insurers, whether specifically mentioned hereafter or not. A reference to a party in this Separation Agreement necessarily includes those persons and/or entities described in the foregoing sentence.

PREAMBLE

WHEREAS, Waste Management, Inc. (together with any entity that is a direct or indirect majority-owned subsidiary of Waste Management, Inc., “Waste Management”) and Executive previously entered into that certain Employment Agreement dated September 2002, as may have been amended from time to time (the “Employment Agreement”);

WHEREAS, pursuant to such Employment Agreement, Executive has been continuously employed by the Company or an affiliate thereof since such time;

WHEREAS, the Parties agree that upon his separation, execution and non-revocation of a waiver and release of claims, Executive will receive certain benefits described in Exhibit C of this Separation Agreement;

WHEREAS, the Company and Executive now jointly desire to enter into this Separation Agreement to set forth the terms and conditions of Executive’s termination; and

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.Executive’s Separation.  The employment of Executive with the Company shall terminate on August 11, 2018 (“Employment Termination Date”). The parties agree that, except as otherwise expressly specified herein, the Employment Agreement shall have been deemed terminated as of the Employment Termination Date.  Executive acknowledges and agrees that all officer positions he held with any Waste Management entity ceased as of the Employment Termination Date.  In addition, Executive shall resign from all industry or charitable board or trade group leadership positions he currently holds by virtue of his employment with the Company (including, without limitation, those positions set forth on Exhibit A).

It is expressly agreed to and acknowledged by the parties that Executive is entitled to the compensation and benefits set forth in Exhibit B, (which, for the avoidance of doubt, shall survive termination of the Employment Agreement hereunder), whether or not he executes this Separation Agreement.

2.Payment of Additional Consideration.  In consideration of the premises and promises herein contained, and subject to Executive executing and not revoking this Separation Agreement, it is agreed that the Company will provide Executive those certain benefits specifically detailed in Exhibit C to this Separation Agreement.

It is expressly agreed to and acknowledged by the parties that Executive is not entitled to the benefits set forth in Exhibit C until such time as he executes this Separation Agreement and it becomes effective and irrevocable, by its terms.

The consideration set forth in this Section 2 is in full, final and complete settlement of any and all claims which Executive could make in any complaint, charge, or civil action, whether for actual, nominal, compensatory, or punitive damages (including attorneys’ fees).  Executive acknowledges that such consideration is being made as consideration for the releases set forth in Section 3 and 5.  Executive further acknowledges that the consideration set forth in Exhibit C are separate and distinct of and from each other, and that each such item is independent valuable consideration for the release and waiver set forth in Sections 3 and 5.  Without limiting the generality of the foregoing, the Executive acknowledges and agrees that he waives and, except as expressly set forth herein, shall not be entitled to any severance benefits in connection with his termination of employment, whether pursuant to his Employment Agreement, any plan, program, promise or otherwise.

The Company shall pay Executive an additional cash lump sum in the amount of $35,000 in lieu of any obligation to reimburse Executive for his reasonable legal fees in connection with the negotiation of this Separation Agreement.  Such reimbursement shall be paid within 10 days from the Employment Termination Date.

3.General Release.  In exchange for the consideration provided to Executive pursuant to Section 2, Executive releases and discharges the Company, its past and present parents, subsidiaries, and its and their affiliated companies, managers, partners, agents, directors, officers, accountants, attorneys, employees, and representatives, and all persons acting by, through, under or in concert with the Company (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which Executive ever had, or now has, against the Released Parties to the date the Executive signs this Separation Agreement.  The claims Executive releases include, but are not limited to, claims that any of the Released Parties:

•discriminated against Executive on the basis of Executive’s race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances, executive orders, including but not limited to the Massachusetts Fair Employment Practices Act, the New

Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Whistleblower Act, North Dakota Century Code §9-13-02,South Dakota Code Laws § 20-7-11 and Chapters 21 and 451 of the Texas Labor Code; or

•discriminated against Executive on the basis of Executive’s age or violated any right Executive may have under the Age Discrimination in Employment Act (“ADEA”); or

•failed to give proper notice of this employment termination under the Workers

Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

•violated any other federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Older Workers Benefits Protection Act; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

•violated its personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties; or

•violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family, and/or promissory estoppel;

•violated or breached any provision of the Employment Agreement (including, without limitation, any notice or procedural requirements relating to Executive’s termination hereunder);

•is otherwise obligated to provide any payment or benefit upon Executive’s termination hereunder other than as provided for on Exhibit C herein;

•is obligated to provide any additional vesting or other right with respect to any equity compensation award other than as provided for on Exhibit C herein; or

•is in any way obligated for any reason to pay Executive’s damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest except as otherwise provided by this Separation Agreement.

Executive understands and agrees that this Separation Agreement includes all claims that Executive may have and that Executive does not now know or suspect to exist in Executive’s favor against the Released Parties, and that this Separation Agreement extinguishes those claims.

Executive is not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right, which by law cannot be waived through private agreement; (c) any claims or rights that may arise after Executive executes this Separation Agreement, including any claim to enforce the terms of this Separation Agreement and its Exhibits; or (d) any claim or right to indemnification pursuant to Section 10 of the Employment Agreement (which, for the avoidance of doubt, shall survive termination of the Employment Agreement hereunder).

4.Protected Rights.  Notwithstanding the foregoing, nothing in this Separation Agreement prohibits Executive from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  This Separation Agreement does not limit Executive’s ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.  In addition, this Separation Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.  Further, Executive is advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  Without limiting the protection set forth in this Section 4 and except as would otherwise violate the Dodd-Frank Wall Street Reform and Consumer Protection Act, Executive represents and covenants that as of the date of this Agreement he is not aware of any instances of material noncompliance with federal, state or local laws by any Released Party.

5.Covenant Not to Sue.  For the purpose of giving a full and complete release, Executive covenants and agrees that he has no pending claims or charges against the Released Parties.  If Executive has any pending claims in a federal, state or local court, or in an arbitral forum, Executive agrees to promptly file all appropriate papers requesting withdrawal and dismissal of such claims.  Executive further agrees not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of Executive’s employment or termination of employment.  Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of claims in Section 3 above.   Notwithstanding the foregoing, nothing in this Separation Agreement prevents Executive from bringing an action to enforce the claims or rights identified in Sections 3(c) and (d) herein or challenge the validity of this Separation

Agreement or taking any action set forth in Section 4 above, and such action shall not be considered a breach of this Separation Agreement

If Executive breaches this Separation Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Executive understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this paragraph, and (ii) Executive will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Separation Agreement.

6.Protective Covenants and Loss of Benefits.  Executive acknowledges and agrees that, notwithstanding the termination of the Employment Agreement pursuant to Section 1, the protective and restrictive covenants and related provisions set forth in Sections 8 and 9 of the Employment Agreement (the “Employment Agreement Protective Covenants”) shall survive and remain in full force and effect and that the benefits payable under Exhibit C to this Separation Agreement are subject to forfeiture and/or recoupment (a) due to any violation of the Employment Agreement Protective Covenants or breach of this Agreement (including, without limitation, Section 11 thereof), (b) upon discovery of circumstances that would have been grounds for termination for “cause” under Section 5(c) of the Employment Agreement that were unknown to the Company as of the Employment Termination Date (this excludes any subject matter in relation to any investigation commenced prior to the Employment Termination Date), or (c) as provided for under the clawback provisions of the stock and annual incentive plan awards  granted to Executive, to the extent disclosed to Executive.

7.Application to all Forms of Relief.  This Separation Agreement applies to any relief no matter how called, including without limitation, wages, back pay, front pay, reinstatement, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

8.No Admissions, Complaints or Other Claims.  The Executive acknowledges and agrees that this Separation Agreement is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied.  The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Released Party with any governmental agency, court or tribunal.

9.Acknowledgments.  Executive has fully reviewed the terms of this Separation Agreement, acknowledges that he understands its terms, and states that he is entering into this Separation Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment with the Company or the termination of his employment.

Executive acknowledges that he has had at least twenty-one (21) days to consider this Separation Agreement thoroughly, and Executive understands that he has the right to consult with an attorney, before he signs below and is advised to do so.

If Executive signs and returns this Separation Agreement before the end of the 21-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not -- through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time period expires -- improperly encourage Executive to sign.

Executive understands that he may revoke this Separation Agreement within the first seven (7) days after he signs it.  Executive’s revocation must be in writing and submitted within the seven (7) day period to Kimberly Gee Stith, via hand delivery or via electronic delivery at: KStith@wm.com.  If Executive does not revoke this Separation Agreement within the seven (7) day period, it becomes irrevocable.  Executive further understands that if he revokes this Separation Agreement, he will not be eligible to receive the benefits described in Exhibit C.  All benefits described in Exhibit C will be paid on the dates specified herein, but only if this Separation Agreement has been duly executed and not revoked within its revocation period.

10.Settlement and Acquisition of Goodwill.  Executive waives and releases any and all claims that the Employment Agreement Protective Covenants are not enforceable or are against public policy.  Executive covenants not to file a lawsuit or arbitration proceeding, pursue declaratory relief, or otherwise take any legal action to challenge the enforceability of the Employment Agreement Protective Covenants.  The parties agree that the payments and benefits referred to in Exhibit C are, in part, consideration of the settlement of all disputes regarding the enforceability and application of goodwill, trade secrets, and confidential information developed by Executive in the course of his employment with the Company.  To help preserve the value of the goodwill, trade secrets, and confidential information acquired herewith, it is agreed that Executive will comply with the Employment Agreement Protective Covenants (incorporated herein by reference) for the periods of time set forth therein.  It is specifically agreed that the two-year Restricted Term set forth in Section 8 of the Employment Agreement and the restriction provided for therein shall commence upon the Employment Termination Date.

11.Assistance and Cooperation.  Executive agrees that he will cooperate fully with the Company and its counsel, upon their request, with respect to any potential or pending proceeding (including, but not limited to, any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates at least in part to matters with which Executive was involved while he was an employee of the Company or any of its affiliates, or with which he has knowledge. Executive agrees to render such cooperation in a timely fashion and to provide Company personnel and counsel with the full benefit of his knowledge with respect to any such matter, and will make himself reasonably available for interviews, depositions, or court appearances at the request of the Company or its counsel.  The Parties agree that Executive’s willingness to provide this cooperation is an inducement in the Company’s willingness to enter into this agreement and, accordingly, any failure to comply with the requirements of this Section 11 shall constitute a material breach of this Separation Agreement. The Company agrees that it will not claim any breach of this Section 11 by Executive before providing Executive written notice of the specific cooperation requested which Company claims Executive has failed to provide, and it shall give Executive a reasonable opportunity to provide the requested cooperation following delivery of such notice.

12.Choice of Laws.  This Separation Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas.  The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.Severability.  Should any provision of this Separation Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Separation Agreement.

14.Tax Withholding; Right of Offset.  The Company shall withhold, or cause to be withheld, from any and all payments made pursuant to this Separation Agreement or any other agreement between Executive and the Company all amounts required to be withheld pursuant to federal, state or local tax laws. The Company may withhold and deduct from any and all payments made pursuant to this Separation Agreement or any other agreement between Executive and the Company all other normal deductions made with respect to the Company’s employees generally and any advances made to Executive and owed to the Company.  Executive acknowledges that he has been advised to consult his own tax professional regarding the tax consequences of any payments of compensation or other amounts received by Executive pursuant to this Separation Agreement or any other agreement between the Executive and the Company.  Furthermore, Executive acknowledges that he is responsible for paying all applicable taxes as are assessed or levied by any governmental entity on any payments of compensation or other amounts received by Executive from the Company. The Company makes no representations regarding the tax consequences of any payments under this Separation Agreement or any other agreement between Executive and the Company, and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive with respect to any payments under this Separation Agreement or any other agreement between Executive and the Company.

15.Matters Relating to Section 409A of the Code.  Each payment under this Separation Agreement is intended to be (i) to the greatest extent possible exempt from Section 409A of the Internal Revenue Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the separation pay plan exemption set forth in Treas. Reg § 1.409A-1(b)(9), or (ii) if not exempt compliant with Section 409A, and the provisions of this Separation Agreement will be administered, interpreted and construed accordingly.  Payments under this Separation Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A.  Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Employment Termination Date.

Notwithstanding any other provision in this Separation Agreement to the contrary, payments and benefits payable under this Separation Agreement due to a “separation from service” within the meaning of Section 409A that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six-month period commencing on the date of Executive’s “separation from service” within the meaning of Section

409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A.

To the extent that reimbursements or other in-kind benefits under this Separation Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the second taxable year following Executive’s “separation from service” pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii)(B), (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Amounts payable pursuant to this Separation Agreement are intended to be unfunded for purposes of Section 409A.  Although bookkeeping accounts may be established with respect to payments due under the Separation Agreement, any such accounts shall be used merely as a bookkeeping convenience.  No provision of this Separation Agreement shall require the Company to purchase assets, place assets in a trust or segregate assets in connection with amounts due under the Separation Agreement.

16.Arbitration.  The parties agree that any dispute relating to this Agreement, or to the breach of this Agreement, arising between Executive and the Company shall be settled by confidential arbitration in accordance with the Federal Arbitration Act and the commercial arbitration rules of the American Arbitration Association (“AAA”), or any other mutually agreed upon arbitration service; provided, however, that temporary and preliminary injunctive relief to enforce the covenants contained in the Employment Agreement, and related expedited discovery, may be pursued in a court of law to provide temporary injunctive relief pending a final determination of all issues of final relief through arbitration.  The arbitration proceeding, including the rendering of an award, shall take place in Houston, Texas, and shall be administered by the AAA (or any other mutually agreed upon arbitration service). There shall be three (3) arbitrators. Each party shall select one arbitrator and the two party-selected arbitrators shall agree on the selection of the third arbitrator. The parties shall each select their arbitrator within thirty (30) days of the notice of dispute, or if the parties cannot agree, in accordance with the commercial arbitration rules of the AAA (or any other mutually agreed upon arbitration service).  All fees and expenses associated with the arbitration shall be paid by the Company during the arbitration, including the timely payment of all reasonable attorney’s fees and costs of Executive within thirty (30) days of submission of invoice.  The arbitrators shall not be authorized to create a cause of action or remedy not recognized by applicable state or federal law.  The arbitrator shall be authorized to award final injunctive relief.  The award of the arbitrators shall be final and binding upon the parties without appeal or review, except as permitted by the arbitration laws of the State of Texas.  The award, inclusive of any and all injunctive relief provided for therein, shall be enforceable through a court of law upon motion of either party.

17.Dispute Resolution.  The parties hereto agree that the provisions of the Employment Agreement relating to dispute resolution including, without limitation, those provided in Sections 11 and 13 thereto, shall survive and apply to the payments and benefits provided for under this Separation Agreement.

18.Complete Agreement.  The parties hereto agree that this Separation Agreement contains the full and final expression of their agreements with respect to the matters contained therein, and acknowledge that no other promises than those identified herein have been made to or by any of the parties that are not identified in these Agreements.

The parties agree that neither the offer of, nor the execution of, this Separation Agreement will be construed as an admission of wrongdoing by anyone.  Instead, this Separation Agreement is to be construed solely as a reflection of the parties’ desire to facilitate a peaceful separation of employment and to make sure there are no unresolved issued between them. This Separation Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered (including via electronic mail or facsimile) shall be an original but such counterparts together shall constitute one and the same instrument.

[Signature page follows]

Please review this document carefully as it contains a release of claims.

IN WITNESS WHEREOF, the Executive has entered into this Separation Agreement, and the Company has caused this Separation Agreement to be executed in its name and on its behalf by its duly authorized officer to be effective as of the date that this Separation Agreement is executed by Executive as set forth beneath the signature below (the “Effective Date”).

BARRY CALDWELL		USA WASTE-MANAGEMENT
(“Executive”)		RESOURCES, LLC
(The “Company”)

/s/ Barry Caldwell
Signature		By:	/s/ Courtney Tippy

		Title:	Vice President
Date:	10 August 2018
“Effective Date”
		Printed Name:	Courtney Tippy
		Date:	8/10/18

EXHIBIT A

1. Keep America Beautiful

2. National Waste and Recycling Association

3. National Association of Manufacturers

EXHIBIT B

The employment of Executive shall terminate effective August 11, 2018 (the “Employment Termination Date”).  Executive is therefore, entitled to the payments and benefits listed below whether or not he signs this Separation Agreement. These include:

(a)       Accrued but unpaid base salary for services rendered through the Employment Termination Date.

(b)       Accrued but unpaid expenses required to be reimbursed under the Employment Agreement.

(c)       Accrued but unused vacation for the year 2018 through the Employment Termination Date.

(d)       Vested amounts owed pursuant to the Waste Management Retirement Savings Plan and the Waste Management 409A Deferral Savings Plan (DSP), including, without limitation, Executive’s 20,601 deferred restricted stock unit grants (“DSUs”) from the following grant dates:

iJanuary 27, 2006

iiJanuary 27, 2007

iiiJanuary 27, 2008

ivFebruary 19, 2008

vJanuary 27, 2009

viJanuary 26, 2010

Amounts payable under the DSP shall, subject to any required delay under Section 409A of the Code, be paid at such time(s) as set forth in the applicable plan.

(e)       The indemnification provided in paragraph 10 of the Employment Agreement.

All payments will be subject to applicable withholdings for federal, state and local income and employment taxes.  Executive acknowledges that he shall not be eligible to receive payment with respect to the annual incentive plan for the 2018 plan year.

Executive is entitled to the benefits described above in this Exhibit B whether or not he executes this Separation Agreement.

EXHIBIT C

The employment of Executive shall terminate, effective August 11, 2018 (the “Employment Termination Date”) under the terms of this Separation Agreement.  In consideration of the premises and promises herein contained, it is agreed that, Executive is entitled to the compensation and benefits set forth below only after he executes and does not revoke this Separation Agreement, and it has become irrevocable.

The payments and benefits to be provided are as follows:

(a)

Cash severance equal to $1,925,000 in total, of which (i) $962,500 shall be paid in a lump sum within 10 business days of this Separation Agreement becoming effective and irrevocable (but in no event later than the 60th day following the Employment Termination Date), (ii) $73,839 shall be paid on the 60th day following the Employment Termination Date and (iii) $888,661 shall be paid in substantially equal installments over the period commencing on the first payroll date that occurs after the 60th day following the Employment Termination Date and ending on the two-year anniversary of the Employment Termination Date, in accordance with the Company’s normal payroll practices;

(b)

Subject to the Executive making a timely election under COBRA, for 18 months the Company will pay the portion of the COBRA premium in excess of the Executive’s regular employee premium contribution.  Thereafter, he will bear the full cost of any continued COBRA coverage.

(c)

Be entitled to exercise any options that are vested as of the Employment Termination Date through the 90-day anniversary of the Employment Termination Date subject to the other terms and requirements thereof.

All payments will be subject to applicable withholdings for federal, state and local income and employment taxes.

Executive acknowledges that he is forfeiting and not receiving a payment in respect of (i) any unvested Performance Share Unit awards and (ii) any options that are unvested and not exercisable as of the Employment Termination Date.